Filed Pursuant to Rule 424(b)(5)
Registration No. 333-108532

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 2004)

$1,305,000,000

General Motors Corporation

1.50% Series D Convertible Senior Debentures Due 2009

We are offering $1,305,000,000 principal amount of 1.50% Series D Convertible Senior Debentures Due 2009. The Series D debentures will mature on June 1, 2009.

We will pay 1.50% interest per annum on the principal amount of the Series D debentures. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2007.

Prior to March 1, 2009, the Series D debentures are convertible under any of the following circumstances: (1) if the closing price of our common stock reaches a specified threshold within a specified period; (2) if the trading price of the Series D debentures falls below a specified threshold during a specified period; and (3) upon the occurrence of certain specified corporate events. In addition, the Series D debentures will be convertible irrespective of the foregoing circumstances from, and including, March 1, 2009 to, and including, the second business day immediately preceding the maturity date.

The Series D debentures are convertible at a conversion rate of 0.6837 shares of our common stock per $25.00 principal amount of Series D debentures, subject to adjustment, which is equal to a conversion price of approximately $36.57 per share of our common stock. If a make-whole fundamental change (as defined herein) occurs on or prior to the second business day immediately preceding the maturity date, we may increase the conversion rate for Series D debentures converted in connection with such make-whole fundamental change. Upon conversion of the Series D debentures, we will pay or deliver, as the case may be, per $25.00 principal amount of Series D debentures to be converted, for each trading day in the relevant 40 trading day observation period (as defined herein), cash in an amount equal to the lesser of $0.625 and the daily conversion value (as defined herein) of the Series D debentures and, if applicable, cash, shares of our common stock or a combination thereof, at our election, to the extent such daily conversion value exceeds $0.625.

You may require us to repurchase your Series D debentures for cash in connection with a fundamental change at a repurchase price equal to 100% of the principal amount of the Series D debentures to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

The Series D debentures will constitute part of our senior debt. They will rank equally with all our other unsecured and unsubordinated debt.

We will apply to list the Series D debentures on the New York Stock Exchange and expect trading of the Series D debentures to commence within 30 days after the original issue date. Our common stock is listed on the New York Stock Exchange under the symbol GM. On May 24, 2007, the last sale price of our common stock as reported on the New York Stock Exchange was $30.47 per share.

Investing in the Series D debentures involves risks. See Risk Factors beginning on page S-7 and in our periodic reports filed from time to time with the Securities and Exchange Commission.

	Per Series D debenture	Total
Public Offering Price (1)	100.00%	$1,305,000,000
Underwriting Discount	2.15%	$28,057,500
Proceeds to General Motors Corporation (2)	97.85%	$1,276,942,500

(1)	The public offering price set forth above does not include accrued interest, if any.
(2)	The representatives have agreed to reimburse us for the expenses incurred in connection with the offering of the Series D debentures.

We have granted the underwriters the right to purchase up to an additional $195,000,000 aggregate principal amount of Series D debentures to cover overallotments, if any.

The underwriters expect to deliver the Series D debentures to purchasers on May 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citi	Deutsche Bank Securities	Goldman, Sachs & Co.

Banc of America Securities LLC	JPMorgan

ABN AMRO Rothschild LLC

Barclays Capital

Bear, Stearns & Co. Inc.

Credit Suisse

Merrill Lynch & Co.

Morgan Stanley

RBS Greenwich Capital

UBS Investment Bank

May 24, 2007

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ABOUT THIS PROSPECTUS

Unless the context indicates otherwise, the words “GM” “we,” “our,” “ours” and “us” refer to General Motors Corporation. “GMAC” refers to GMAC LLC and its predecessor, General Motors Acceptance Corporation.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any additional representations. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the Series D debentures pursuant to this prospectus supplement. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated March 25, 2004. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information. On November 30, 2006, we sold a 51% controlling ownership interest in GMAC to a consortium of investors. Information regarding GMAC in the accompanying prospectus is superseded by this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus incorporate by reference any filings of GMAC LLC with the Securities and Exchange Commission.

We are not, and the underwriters are not, making an offer to sell the Series D debentures in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Series D debentures may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We will deliver the Series D debentures to the underwriters at the closing of this offering when the underwriters pay us the purchase price of such debentures.

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SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the Series D debentures discussed under “Risk Factors” beginning on page S-7 and in our periodic reports filed from time to time with the Securities and Exchange Commission.

General Motors Corporation

We are primarily engaged in the worldwide production and marketing of cars, trucks and parts. We design, manufacture and market our vehicles through our four automotive regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/Africa/Mid-East; and

•	GM Asia Pacific.

GM North America primarily meets the demands of customers inside North America with vehicles designed, manufactured and/or marketed under the following brands:

• Chevrolet • Pontiac • GMC	• Buick • Cadillac • Saturn	• Saab • Hummer

GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America primarily with vehicles designed, manufactured and/or marketed under the following brands:

• Opel • Vauxhall • Holden	• Saab • Buick • Chevrolet	• GMC • Cadillac • Daewoo	• Hummer • Isuzu

We also have equity ownership stakes directly or indirectly through various regional subsidiaries, including GM Daewoo Auto & Technology Company (GM Daewoo), New United Motor Manufacturing, Inc., Shanghai General Motors Co., Ltd., SAIC-GM-Wuling Automobile Company Ltd. and CAMI Automotive Inc. These companies design, manufacture and market vehicles under the following brands:

• Pontiac • Suzuki • Buick	• Wuling • Daewoo • Holden	• Chevrolet • Cadillac

In addition to the products we sell to our dealers for consumer retail sales, we also sell cars and trucks to our dealers that they sell to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments.

Our finance and insurance operations are primarily conducted through GMAC, which was a wholly-owned subsidiary until November 30, 2006, when we sold a 51% controlling ownership interest in GMAC to a consortium of investors. GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage, and selected commercial insurance coverage.

1.50% Series D Convertible Senior Debentures Due 2009

Securities Offered	$1,305,000,000 aggregate principal amount of
1.50% Series D Convertible Senior Debentures Due
2009 (and up to an additional $195,000,000
aggregate principal amount if the underwriters
exercise their overallotment option to purchase
additional Series D debentures).

Maturity Date	June 1, 2009, subject to earlier conversion or repurchase.

Ranking	The Series D debentures will constitute part of our senior debt. They will rank equally with all our other unsecured and unsubordinated debt.

Offering Price	100% of the principal amount of each Series D debenture plus accrued interest, if any, from May 31, 2007.

Interest and Payment Dates	We will pay 1.50% interest per annum on the principal amount of the Series D debentures, semiannually in arrears on June 1 and December 1 of each year, starting on December 1, 2007, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest will accrue on the Series D debentures, from, and including, May 31, 2007 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Conversion Rights

Holders may surrender their Series D debentures for conversion prior to 5:00 p.m. New York City time on the business day preceding March 1, 2009 under any of the following circumstances:

•      during any calendar quarter commencing after August 31, 2007 if the closing price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; or

•      during the five business day period after any nine consecutive trading day period in which the trading price of the Series D debentures for each day of such period was less than 95% of the product of the closing price of our common stock on such trading day, and the applicable conversion rate; or

•      upon the occurrence of specified corporate events described under “Description of Series D Debentures—Conversion Rights—Conversion Upon Occurrence of Specified Corporate Transactions.”

In addition, the Series D debentures will be convertible irrespective of the foregoing circumstances from, and including, March 1, 2009 to, and including, the second business day immediately preceding the maturity date.

The initial conversion rate for the Series D debentures is 0.6837 shares of our common stock per $25.00 principal amount of Series D debentures. This is equal to an initial conversion price of approximately $36.57 per share of common stock.

The conversion rate may be adjusted under certain circumstances. See “Description of Series D Debentures—Adjustment to Conversion Rate.”

Holders who convert their Series D debentures in
connection with a make-whole fundamental change
(as defined herein) occurring on or prior to the
second business day immediately preceding the
maturity date may be entitled to a make-whole
premium in the form of an increase in the conversion
rate for Series D debentures converted in connection
with such make-whole fundamental change. See
“Description of Series D Debentures—Adjustment to
Conversion Rate—Adjustment to Conversion Rate
Upon a Make-Whole Fundamental Change.”

Settlement Upon Conversion	Upon conversion of the Series D debentures, we will
pay or deliver, as the case may be, cash and shares of
our common stock, if any, as follows. We will pay,
with respect to each trading day in the relevant 40
trading day observation period, an amount in cash
equal to the “principal return” (defined as the lesser
of (i) $0.625 and (ii) the daily conversion value of the
Series D debentures converted for each $25.00
principal amount of Series D debentures converted)
on the third trading day following the last trading day
of such observation period, all calculated as
described under “Description of Series D
Debentures—Conversion Rights—Settlement Upon
Conversion.” If the daily conversion value for each
$25.00 principal amount of Series D debentures
converted exceeds $0.625 on any trading day during
the relevant 40 trading day observation period, in
addition to paying the principal return of the
converted Series D debentures for such trading day,
we will also deliver, on the third trading day
following the last trading day of such observation
period, cash, shares of our common stock or a
combination thereof, at our election, with a value
equal to the excess of the daily conversion value over
the principal return of the converted Series D
debentures for such trading day, all calculated as
described under “Description of Series D
Debentures—Conversion Rights—Settlement Upon
Conversion.” We will also deliver cash in lieu of any
fractional shares of our common stock based on the
closing price of our common stock on the last trading
day of the relevant observation period.

Redemption	We may not redeem the Series D debentures prior to the maturity date.

Fundamental Change	If a fundamental change occurs prior to maturity, you may require us to repurchase all or a portion of your Series D debentures for cash at a price equal to 100% of the principal amount of the Series D debentures to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Series D Debentures—Repurchase at the Option of the Holder Upon a Fundamental Change.”

Capped Call Transaction

Concurrently with the pricing of the Series D debentures, we have entered into a capped call transaction with an affiliate of Citigroup Global Markets Inc., whom we refer to as the option counterparty. The capped call transaction is expected to reduce the potential dilution with respect to our common stock upon conversion of the Series D debentures to the extent described in “Capped Call Transaction.” In connection with hedging the capped call transaction, the option counterparty or an affiliate thereof expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Series D debentures.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Series D debentures.

In addition, the option counterparty or an affiliate thereof may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following pricing of the Series D debentures and prior to the maturity of the Series D debentures (and is likely to do so during any observation period related to the conversion of the Series D debentures), which could adversely affect the price of our common stock and the Series D debentures.

For a discussion of the impact of any market or other activity by the option counterparty or an affiliate thereof in connection with the capped call transaction, see “Risk Factors—The capped call transaction may affect the value of the Series D debentures and our common stock” and “Underwriters” in this prospectus supplement.

Use of Proceeds	We intend to use approximately $86 million of the net proceeds of this offering to pay the cost of the capped call transaction that we intend to enter into with the option counterparty. The remaining net proceeds of this offering will be used for general corporate purposes, which may include funding portions of our turnaround plan and addressing potential risks and contingencies described under the heading “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q. If the underwriters exercise their overallotment option to purchase additional Series D debentures, we will use a portion of the net proceeds from the sale of the additional Series D debentures to increase the size of the capped call transaction.

Trading	We will apply to list the Series D debentures on the New York Stock Exchange and expect trading of the Series D debentures to commence within 30 days after the original issue date. The Series D debentures will be a new issue of securities for which there currently is no public market. Our common stock is traded on the New York Stock Exchange under the symbol “GM.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Series D debentures.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

The Series D debentures are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The Series D debentures are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. GM itself has no currently outstanding secured debt, other than a $1.5 billion term loan facility, and certain lines of credit, automatic clearinghouse and overdraft agreements, and letters of credit totaling approximately $1.5 billion. In addition, GM has a $4.5 billion secured credit facility, although no borrowings are currently outstanding thereunder, and has received a commitment from affiliates of each of the first thirteen underwriters listed in the table under the heading “Underwriters” for a secured revolving credit facility in an aggregate principal amount of approximately $4.1 billion that will be secured by GM’s common equity interest in GMAC. We expect from time to time to incur additional indebtedness and other liabilities. The indenture pursuant to which the Series D debentures are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the Series D debentures then outstanding. See “Description of Series D Debentures—General.”

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Series D debentures. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the Series D debentures to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various other business considerations. Statutory or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the Series D debentures.

We expect that the trading value of the Series D debentures will be significantly affected by the price of our common stock.

The market price of the Series D debentures is expected to be significantly affected by the market price of our common stock. This correlation may result in greater volatility in the trading value of the Series D debentures than would be expected for nonconvertible debt securities we issue.

The price of our common stock could be adversely affected by possible sales of our common stock by investors who view the Series D debentures as a more attractive means of equity participation in GM, and by hedging or arbitrage trading activity that we expect to develop involving our common stock. Such hedging and arbitrage activity, in turn, would be likely to affect adversely the trading price of the Series D debentures.

The limited protections in the indenture and Series D debentures against certain types of important corporate events may not protect your investment.

The indenture for the Series D debentures does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•	protect holders of the Series D debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness or incur liabilities, which would effectively rank senior to the Series D debentures;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the Series D debentures to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the Series D debentures;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Series D debentures.

Furthermore, the indenture for the Series D debentures contains only limited protections in the event of a change of control transaction. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the Series D debentures and our common stock, but would not constitute a “fundamental change” that would permit holders to require us to repurchase their Series D debentures. For these reasons, you should not consider this repurchase feature of the Series D debentures as a significant factor in evaluating whether to invest in the Series D debentures.

We may not have the funds necessary to finance the repurchase of the Series D debentures upon a fundamental change, or to deliver cash in respect of our conversion obligation up to the principal amount of Series D debentures that have been converted.

In the event of a fundamental change, we or our successor company, as the case may be, may be required to repurchase the Series D debentures. Although not anticipated, we (or our successor company in the case of a fundamental change) may not have sufficient funds to pay the repurchase price, including because we (or a successor company) may also be required to repurchase other previously issued or future securities in the event of a fundamental change. Other corporate events that could significantly change our capital structure, such as leveraged recapitalizations that would increase the level of our indebtedness or that of our subsidiaries, would not necessarily constitute a fundamental change for these purposes. In addition, upon conversion of any Series D debentures, we will be required to pay cash in respect of such conversion up to the principal amount of Series D debentures to be converted. Our failure to pay cash amounts due upon conversion to holders of the Series D debentures or to make any required repurchase, as the case may be, would constitute an event of default under the indenture governing the Series D debentures that, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restricting our ability to make such payments and repurchases. See “Description of Series D Debentures—Repurchase at the Option of the Holder Upon a Fundamental Change” and “Description of Series D Debentures—Conversion Rights—Settlement Upon Conversion.”

An active trading market may not develop for the Series D debentures.

Prior to this offering there has been no trading market for the Series D debentures. If such a market were to develop, the Series D debentures could trade at prices that may be higher or lower than the initial public offering price. We will apply to list the Series D debentures on the New York Stock Exchange. If the Series D debentures are accepted for listing on the New York Stock Exchange, there can be no assurances that the Series D debentures will not be suspended from trading if in the future the minimum listing requirements do not remain satisfied. In addition, the underwriters have advised us that they currently intend to make a market in the Series D debentures. They are not, however, obligated to do so and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the underwriters will be subject to the limits imposed by U.S. securities laws. As a result, we cannot assure you that any market for the Series D debentures will develop or, if one does develop, that it will be maintained. If an active market for the Series D debentures fails to develop or be sustained, the trading price of the Series D debentures could decline significantly.

The conditions to the conversion of the Series D debentures may result in your receiving less than the value of the underlying shares of our common stock.

The Series D debentures have several features, including conditions to conversion, which, if not satisfied, could prevent you from converting your Series D debentures prior to March 1, 2009 and result in your receiving less than the value of cash and/or common stock into which the Series D debentures are otherwise convertible. These features could adversely affect the value and the trading prices of the Series D debentures. See “Description of Series D Debentures—Conversion Rights.”

The conversion rate for the Series D debentures may not be adjusted upward for all dilutive events that may occur.

The conversion rate for the Series D debentures is subject to adjustment upward for certain events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Series D Debentures—Adjustment to Conversion Rate.” The conversion rate will not be adjusted upward for other events, such as stock issuances for cash or third-party tender offers that may adversely affect the trading price of the Series D debentures or our common stock. See “Description of Series D Debentures—Adjustment to Conversion Rate.” We are not restricted from issuing additional common stock during the life of the Series D debentures and have no obligation to consider the interests of holders of the Series D debentures in deciding whether to issue common stock. We also may be restricted from adjusting the conversion rate upward beyond a specified maximum of shares per $25.00 principal amount of the Series D debentures, subject to adjustment in the same manner as described above. There can be no assurance that an event that adversely affects the value of the Series D debentures, but does not result in an upward adjustment to the conversion rate, will not occur.

The conversion rate of the Series D debentures may be adjusted downward under certain circumstances.

The conversion rate is subject to downward adjustment in the event that cash dividends on our common stock are reduced below a certain threshold as described under “Description of the Series D Debentures—Adjustment to Conversion Rate.” A downward adjustment of the conversion rate would have an adverse effect on the price of the Series D debentures. A downward adjustment could occur at a time when the price of our common stock is also falling, which would have a further adverse effect on the price of the Series D debentures.

Fluctuations in the price of our common stock may prevent you from being able to convert the Series D debentures, may impact the price of the Series D debentures and may make the Series D debentures more difficult to resell.

Except during the period from, and including, March 1, 2009 to, and including, the second business day immediately preceding the maturity date, the ability of holders of the Series D debentures to convert the Series D debentures is conditioned on the closing price of our common stock reaching a specified threshold for a specified period, the trading price of the Series D debentures falling below a certain level for a specified period, or the occurrence of specified corporate transactions. If the closing price threshold for conversion of the Series D debentures is satisfied at the end of a calendar quarter, holders may convert the Series D debentures only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the Series D debentures does not fall below the relevant threshold and none of the specified distributions or corporate transactions that would permit a holder to convert the Series D debentures occur, holders would not be able to convert the Series D debentures prior to March 1, 2009.

Because the Series D debentures will be convertible into an amount of cash and common stock, if any, based on the volume-weighted average price of our common stock over a 40 trading day observation period, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Series D debentures and/or the value of the consideration payable upon the conversion of the Series D debentures. Holders who receive common stock upon conversion of the Series D debentures will also be subject to the risk of volatility and depressed prices of our common stock.

Upon conversion of the Series D debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

Under the Series D debentures, a converting holder who receives common stock upon conversion will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders the Series D debentures for conversion until the date we settle our conversion obligation. Under the Series D debentures, the amount of consideration that you will receive upon conversion of your Series D debentures is determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day period. As described under “Description of Series D Debentures—Conversion Rights—Settlement Upon Conversion,” subject to certain exceptions, this period will occur after the date on which your Series D debentures are surrendered for conversion. In addition, with respect to any conversion date occurring during the period from, and including, March 1, 2009 to, and including, the second business day immediately preceding the maturity date, we will not deliver shares of our common stock upon conversion until the 42nd trading day immediately following the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such 40 trading day period (or up to three month period) is below the average of the volume-weighted average price of our common stock during such period (or below the market price of our common stock on the relevant conversion date), the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the volume-weighted average price of our common stock used to determine the number of shares you will receive (or the market price of our common stock on the relevant conversion date).

Any upward adjustment to the conversion rate for Series D debentures converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your Series D debentures as a result of such transaction.

If a make-whole fundamental change (as defined herein) occurs, under certain circumstances, we will adjust upward the conversion rate for the Series D debentures converted in connection with such make-whole fundamental change. The upward adjustment in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid per share of our common stock in the make-whole fundamental change (in the case of a make-whole fundamental change described in the first bullet of the definition of make-whole fundamental change in which holders of our common stock receive only cash) or in the case of any other make-whole fundamental change, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole fundamental change, as described below under “Description of Series D Debentures—Adjustment to Conversion Rate—Adjustments to Conversion Rate Upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for Series D debentures converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value with respect to your Series D debentures as a result of such make-whole fundamental change. In addition, if the price of our common stock used to determine the adjustment upon a make-whole fundamental change is greater than $60.00 per share or less than $30.47 per share (each such price, subject to adjustment), no make-whole shares will be issued upon conversion of the Series D debentures. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 0.8205 per $25.00 principal amount of the Series D debentures, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Series D Debentures—Adjustment to Conversion Rate.” In addition, our obligation to adjust upward the conversion rate in connection with any such make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require our repurchase of the Series D debentures is limited, the market prices of the Series D debentures may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market prices of the Series D debentures to decline or result in a downgrade of the credit rating, if any, of the Series D debentures. See “Description of Series D Debentures—Repurchase at the Option of the Holder Upon a Fundamental Change.”

If you hold the Series D debentures, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold the Series D debentures, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. If we elect to deliver any shares of our common stock in respect of our conversion obligation, you will not be entitled to any rights as a holder of those shares until the close of business on the last trading day of the relevant observation period. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the point in time you are entitled to rights as a holder of our common stock as described in the prior sentence, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change repurchase feature of the Series D debentures may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the Series D debentures require us to repurchase the Series D debentures for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we repurchase the Series D debentures. This repurchase feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the Series D debentures.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Series D debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, non-U.S. holders (as defined below) may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes, which we may, at our option, set off against payments of cash and deliveries of common stock on the Series D debentures. See the discussions under the headings “Certain United States Federal

Income Tax Considerations—U.S. Holders—Conversion Rate Adjustment” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Conversion Rate Adjustment” for more details.

The capped call transaction may affect the value of the Series D debentures and our common stock.

We have entered into the capped call transaction in connection with pricing of the Series D debentures. The capped call transaction is expected to reduce the potential dilution upon conversion of the Series D debentures in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the Series D debentures and is subject to certain adjustments similar to those contained in the Series D debentures. If, however, the market value per share of our common stock exceeds the cap price of the capped call transaction, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent the then market value per share of our common stock exceeds the cap price of the capped call transaction. We intend to use approximately $86 million of the net proceeds of this offering to pay the cost of the capped call transaction. If the underwriters exercise their overallotment option to purchase additional Series D debentures, we will use a portion of the net proceeds from the sale of additional Series D debentures to increase the size of the capped call transaction.

In connection with hedging the capped call transaction, the option counterparty or an affiliate thereof:

•	expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Series D debentures; and

•

may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the Series D debentures (and is likely to do so during any observation period related to the conversion of the Series D debentures).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Series D debentures and could have the effect of decreasing the price of our common stock during any observation period related to a conversion of Series D debentures.

The option counterparty (or an affiliate thereof) is likely to modify its hedge position in relation to the capped call transaction from time to time prior to conversion or maturity of the Series D debentures by purchasing and selling our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during any observation period related to a conversion of Series D debentures, which may have a negative effect on the value of the consideration received upon conversion of those Series D debentures. In addition, we intend to exercise options we hold under the capped call transaction whenever Series D debentures are converted. In order to unwind its hedge position with respect to those exercised options, the option counterparty (or an affiliate thereof) expects to sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period, if any, for the converted Series D debentures. In addition, if the capped call transaction fails to become effective when this offering of Series D debentures is completed, or if the offering is not completed, the option counterparty (or an affiliate thereof) may unwind its hedge position with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the Series D debentures.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the Series D debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the Series D debentures and, as a result, the number of shares and value of the consideration that you will receive upon a conversion of the Series D debentures and, under certain circumstances, your ability to convert the Series D debentures.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements in this prospectus supplement and the accompanying prospectus, and in related comments by management of GM, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus supplement under the caption “Risk Factors” and elsewhere, and other factors such as the following, many of which are beyond our control:

With respect to GM:

•

our ability to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management;

•	the pace of product introductions;

•	market acceptance of our new products;

•	significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•

changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	costs and risks associated with litigation;

•	the final results of investigations and inquiries by the SEC and other governmental agencies;

•

changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings;

•	changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees;

•

negotiations and bankruptcy court actions with respect to Delphi’s obligations to us, negotiations with respect to our obligations under the pension benefit guarantees to Delphi employees, and our ability to recover any indemnity claims against Delphi;

•	labor strikes or work stoppages affecting us or our key suppliers such as Delphi or financial difficulties affecting our key suppliers such as Delphi;

•	additional credit rating downgrades and the effects thereof;

•	shortages of and price increases for fuel;

•	changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate; and

•	other risks described from time to time in periodic reports that we file with the SEC.

Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

We will use the net proceeds (approximately $1,276,942,500 after deducting underwriting discounts and commissions, or approximately $1,467,750,000 after deducting such discounts and commissions if the underwriters exercise their overallotment option in full) for general corporate purposes, which may include funding portions of our turnaround plan and addressing potential risks and contingencies described under the heading “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q.

We also intend to use approximately $86 million of the net proceeds of this offering to pay the cost of the capped call transaction that we have entered into with the option counterparty. If the underwriters exercise their overallotment option to purchase additional Series D debentures, we will use a portion of the net proceeds from the sale of additional Series D debentures to increase the size of the capped call transaction.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Years Ended December 31,
2007	2006	2006	2005	2004	2003	2002
1.30	1.17	—	—	1.10	1.28	1.33

Earnings for the twelve months ended December 31, 2006 and 2005 were inadequate to cover fixed charges. Additional earnings of $4.6 billion for 2006 and $16.0 billion for 2005 would have been necessary to bring the respective ratios to 1.0.

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently listed on the New York Stock Exchange under the symbol “GM.” The following table contains, for the periods indicated, the high and low sale prices per share of our common stock and the cash dividend per share on such common stock.

	High	Low	Dividend
2005
First Quarter	$40.80	$27.98	$.50
Second Quarter	$36.65	$24.67	$.50
Third Quarter	$37.70	$30.21	$.50
Fourth Quarter	$31.50	$18.33	$.50

2006
First Quarter	$24.60	$18.47	$.25
Second Quarter	$30.56	$19.00	$.25
Third Quarter	$33.64	$27.12	$.25
Fourth Quarter	$36.56	$28.49	$.25

2007
First Quarter	$37.24	$28.81	$.25
Second Quarter (through May 24, 2007)	$32.83	$28.86	$.25	(1)

(1)	Declared and to be paid to holders of record as of May 9, 2007.

There were 364,408 holders of record of our common stock as of December 31, 2006.

As of May 24, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $30.47.

Our payment of dividends in the future will be determined by our board of directors and will depend on business conditions, our financial condition, our earnings and other factors. See “Description of Common Stock—Dividends” in the accompanying prospectus. In any event, you will not be entitled to receipt of dividends on the underlying shares of our common stock prior to issuance of shares upon the conversion of your Series D debentures.

CONSOLIDATED CAPITALIZATION

The following table sets forth our actual consolidated capitalization at March 31, 2007, and our capitalization as adjusted to give effect to this offering, assuming no exercise of the overallotment option. You should read the following table in conjunction with our consolidated financial statements (including the notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated into this document by reference.

	As of March 31, 2007
	Actual	As Adjusted
	(unaudited) (in millions of U.S. dollars)
Notes and loans payable
Payable within one year	4,834	4,834
Payable beyond one year	33,120	33,120
FIO Payable (not classified as current/non-current)	8,297	8,297
Debentures offered hereby	—	1,305

Total notes and loans payable	46,251	47,556
Minority interests	1,145	1,145
Stockholders’ Deficit
GM common stock	943	943
Capital surplus (principally additional paid-in capital)	15,346	15,260
Retained earnings	39	39

Subtotal	16,328	16,242
Accumulated foreign currency translation adjustment	(1,765)	(1,765)
Net unrealized loss on derivatives	300	300
Net unrealized gains on securities	243	243
Defined Benefit Plans	(19,453)	(19,453)

Total stockholders’ deficit	(4,347)	(4,433)

Total capitalization	43,049	44,268

SELECTED CONSOLIDATED FINANCIAL DATA

The income statement data for the three-month periods ended March 31, 2007 and 2006 and the balance sheet data as of March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements which have been incorporated into this document by reference. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended March 31, 2007 are not necessarily indicative of the results for the full year.

The balance sheet data for the fiscal year ended December 31, 2006 has been derived from our consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

The following table should be read in conjunction with our consolidated financial statements (including the notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated into this document by reference.

	Three Months Ended March 31, (unaudited)
	2007	2006
	(dollars in millions, except per share amounts)
Consolidated Income Statement Data:
Net sales and revenue
Automotive sales	$42,923	$43,529
Financial services and insurance revenue	986	8,847

Total net sales and revenue	43,909	52,376

Costs and expenses
Automotive cost of sales	39,047	40,073
Selling, general, and administrative expense	3,375	3,427
Financial services and insurance expense	883	8,285

Total costs and expenses	43,305	51,785

Operating income	604	591
Equity in loss of GMAC LLC	(183)	—
Automotive and other interest expense	(799)	(638)
Automotive interest income and other non-operating income	386	798

Income before income taxes, other equity income and minority interests	8	751
Income tax expense	—	232
Equity income and minority interests, net of tax	54	83

Net income	$62	$602

Basic earnings per share:
Earnings per share, basic	$.11	$1.06

Weighted average common shares outstanding, basic (millions)	566	566

Diluted earnings per share:
Earnings per share, diluted	$.11	$1.06

Weighted average common shares outstanding, diluted (millions)	567	569

Cash dividends per share	$.25	$.25

	March 31, 2007 (unaudited)	December 31, 2006	March 31, 2006 (unaudited)
	(dollars in millions)
Consolidated Balance Sheet Data:
ASSETS
Current Assets
Cash and cash equivalents	$20,923	$23,774	$17,427
Marketable securities	159	138	1,396

Total cash and marketable securities	21,082	23,912	18,823
Accounts and notes receivable, net	9,697	8,216	6,966
Inventories	15,431	13,921	14,867
Equipment on operating leases, net	5,650	6,125	7,217
Deferred income taxes and other current assets	12,143	11,957	10,139

Total current assets	64,003	64,131	58,012
Financing and Insurance Operations Assets
Cash and cash equivalents	301	349	17,441
Investments in securities	187	188	18,443
Finance receivables, net	—	—	180,173
Loans held for sale	—	—	18,171
Equipment on operating leases, net	10,457	11,794	32,570
Investment in GMAC LLC	7,355	7,523	—
Other assets	3,684	2,269	28,996

Total Financing and Insurance Operations assets	21,984	22,123	295,794
Non-Current Assets
Property, net	41,612	41,934	38,551
Deferred income taxes	32,476	32,967	22,387
Prepaid pension	17,639	17,366	37,478
Other assets	7,484	7,671	9,917

Total non-current assets	99,211	99,938	108,333

Total Assets	$185,198	$186,192	$462,139

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current Liabilities
Accounts payable (principally trade)	$30,065	$26,931	$26,872
Short-term borrowings and current portion of long-term debt	4,834	5,666	1,294
Accrued expenses	34,518	35,225	43,424

Total current liabilities	69,417	67,822	71,590
Financing and Insurance Operations Liabilities
Accounts payable	133	192	3,596
Debt	8,297	9,438	245,260
Other liabilities and deferred income taxes	1,572	1,947	29,136

Total Financing and Insurance Operations liabilities	10,002	11,577	277,992
Non-Current Liabilities
Long-term debt	33,120	33,067	32,612
Postretirement benefits other than pensions	48,998	50,086	31,431
Pensions	11,293	11,934	11,576
Other liabilities and deferred income taxes	15,570	15,957	20,084

Total non-current liabilities	108,981	111,044	95,703

Total liabilities	188,400	190,443	445,285
Minority interests	1,145	1,190	1,075
Stockholders’ Equity (Deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 565,738,371 shares issued and outstanding at March 31, 2007, respectively, 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively, and 756,637,541 and 565,559,329 shares issued and outstanding at March 31, 2006, respectively)	943	943	943
Capital surplus (principally additional paid-in capital)	15,346	15,336	15,296
Retained earnings	39	406	3,408
Accumulated other comprehensive (loss)	(20,675)	(22,126)	(3,868)

Total stockholders’ equity (deficit)	(4,347)	(5,441)	15,779

Total Liabilities, Minority Interests, and Stockholders’ Equity (Deficit)	$185,198	$186,192	$462,139

DESCRIPTION OF SERIES D DEBENTURES

The following description of the terms of the 1.50% Series D Convertible Senior Debentures Due 2009 (the “Series D debentures”) offered hereby supplements, and to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the “Description of Debt Securities” set forth in the accompanying prospectus. The following description is a summary of the material provisions of the Series D debentures. It does not restate the terms of the Series D debentures in their entirety. The terms of the Series D debentures, and not this description, define your rights as a holder of the Series D debentures.

The Series D debentures offered hereby will be issued in an aggregate principal amount of $1,305,000,000 (or $1,500,000,000 if the underwriters exercise their overallotment to purchase additional Series D debentures in full) pursuant to an indenture dated as of December 7, 1995, between us and Wilmington Trust Company, as successor trustee (the “trustee”), as supplemented (the “indenture”). The indenture is more fully described in the accompanying prospectus. The Series D debentures have been authorized and approved by resolution of our Board of Directors.

As used in this description of the Series D debentures, the words “we,” “us,” “our,” “GM” and “General Motors” refer only to General Motors Corporation, a Delaware corporation, and do not include any of our current or future subsidiaries.

General

The Series D debentures will mature on June 1, 2009, subject to earlier conversion or repurchase. The Series D debentures will be issued in denominations of $25.00 or in integral multiples of $25.00. The Series D debentures will be payable at the principal corporate trust office of the paying agent, which initially will be Citibank, N.A., or an office or agency maintained by us for such purpose.

The Series D debentures will be our general, unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt. We expect from time to time to incur additional indebtedness and other liabilities. The indenture governing the Series D debentures does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

We will pay 1.50% interest per annum on the principal amount of the Series D debentures. Interest on the Series D debentures will accrue from May 31, 2007 or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2007, to holders of record at the close of business on the May 15 or November 15 preceding such June 1 or December 1. Each payment of interest on the Series D debentures will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, May 31, 2007) through the day before the applicable interest payment date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a Series D debenture upon its maturity, conversion or repurchase by us at the option of a holder upon a fundamental change.

The indenture and Series D debentures are governed by, and construed in accordance with, the laws of the State of New York.

The Series D debentures may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be Citibank, N.A. No service charge will be made for any registration of transfer or exchange of the Series D debentures. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may at any time, to the extent permitted by applicable law, purchase the Series D debentures in the open market or by tender at any price or by private agreement.

The Series D debentures will be issued in book-entry form. See “Forms of Securities” in the accompanying prospectus.

Conversion Rights

General

Holders may surrender their Series D debentures for conversion at a conversion rate equal to 0.6837 shares of our common stock per $25.00 principal amount of Series D debentures (which conversion rate is equal to a conversion price of approximately $36.57), subject to adjustment under certain circumstances, prior to 5:00 p.m. New York City time on the business day preceding March 1, 2009 only if the conditions for conversion described below are satisfied. In addition, the Series D debentures will be convertible irrespective of the foregoing conditions from, and including, March 1, 2009 to, and including, the second business day immediately preceding the maturity date.

Holders may convert their Series D debentures in part so long as such part is $25.00 principal amount or an integral multiple of $25.00. Upon conversion of the Series D debentures, we will pay or deliver, as the case may be, per $25.00 principal amount of Series D debentures to be converted, for each trading day in the relevant 40 trading day observation period (as defined herein), cash in an amount equal to the lesser of $0.625 and the daily conversion value (as defined herein) of the Series D debentures on the relevant trading day and, if applicable, cash, shares of our common stock or a combination thereof, at our election, to the extent such daily conversion value exceeds $0.625, as described below under “—Settlement Upon Conversion.”

If a holder has submitted its Series D debentures for repurchase upon a fundamental change, such holder may thereafter convert its Series D debentures only if it has previously withdrawn its repurchase election in accordance with the terms of the indenture.

Upon conversion of the Series D debentures, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares of common stock upon conversion of the Series D debentures. Instead, we will pay cash in lieu of any fractional shares as described below under “—Settlement Upon Conversion.” Our payment or delivery, as the case may be, of cash and shares of our common stock, if any, into which the Series D debenture is convertible, together with cash in lieu of any fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the Series D debenture; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Series D debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such Series D debentures at the close of business on the record date will receive the interest payable on such Series D debentures on the corresponding interest payment date notwithstanding the conversion. Such Series D debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the Series D debentures so converted; provided that no such payment need be made (1) if we have specified a fundamental change repurchase date that is after a record date but on or prior to the next succeeding interest payment date, (2) in respect of any conversions that occur after the record date immediately preceding the maturity date or (3) to the extent of any overdue interest that exists at the time of conversion with respect to such Series D debenture.

Upon determining that the holders are entitled to convert their Series D debentures in accordance with the provisions described below, we will promptly provide written notice to the holders of the Series D debentures in a manner contemplated by the indenture, including through the facilities of DTC.

Conversion Based on Common Stock Price

Holders may surrender Series D debentures for conversion in any calendar quarter commencing after August 31, 2007, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the then applicable conversion price for the Series D debentures per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock or any other security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock or such other security is traded. If our common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for our common stock or such other security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock or such other security is not so quoted, the closing price will be the average of the mid-point of the last bid and ask prices for our common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing price will be determined without reference to extended or after hours trading.

The conversion trigger price immediately following issuance of the Series D debentures will be approximately $43.88, which is 120% of the initial conversion price for such Series D debentures per share of common stock. The foregoing conversion trigger price is subject to adjustment for the same events that would require an adjustment to the conversion rate.

We will determine at the beginning of each calendar quarter commencing after August 31, 2007 whether the Series D debentures are convertible as a result of the price of our common stock and notify the conversion agent and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

Holders may surrender Series D debentures for conversion during the five business day period after any nine consecutive trading day period, or the measurement period, in which the “trading price” per $25.00 principal amount of Series D debentures for each trading day of that measurement period was less than 95% of the product of the closing price of our common stock on such trading day and the then applicable conversion rate for the Series D debentures on such trading day, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the Series D debentures on any date of determination means the average of the secondary market bid quotations obtained by the conversion agent for $10.0 million principal amount of Series D debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, that one bid shall be used.

In connection with any conversion upon satisfaction of the above trading price condition, the conversion agent shall have no obligation to determine the trading price of the Series D debentures unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $25.00 principal amount of Series D debentures would be less than 95% of the product of the closing price of our common stock and the then applicable conversion rate for such Series D debentures. At such time, we shall instruct the conversion agent to determine the trading price of the Series D debentures beginning on the next trading day and on each successive trading day until the trading price per $25.00 principal amount of Series D debentures is greater than or equal to 95% of the product of the closing price of our common stock and the then applicable conversion rate for the Series D debentures.

If the trading price condition has been met, we shall so notify the holders of the Series D debentures, and if, at any point after the trading price condition has been met, the trading price per $25.00 principal amount of Series D debentures is greater than 95% of the product of the closing price of our common stock and the then applicable conversion rate for the Series D debentures, we shall so notify holders of the Series D debentures in a manner contemplated by the indenture, including through the facilities of DTC.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to distribute to all holders of our common stock:

•

rights, options or warrants entitling them to subscribe for or purchase our common stock, for a period expiring within 45 days of the record date for such distribution, at less than the average of the closing prices of our common stock for the ten consecutive trading days ending on the date immediately preceding the public announcement of such distribution, or

•

cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) and (ii) of the second paragraph under “—Adjustment to Conversion Rate—General”), which distribution has a per share value exceeding 15% of the closing price of our common stock on the date immediately preceding the first public announcement of such distribution, we must notify the holders of the Series D debentures at least 50 business days prior to the ex-date for such distribution. Once we have given such notice, holders may surrender their Series D debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-date or our announcement that such distribution will not take place, even if the Series D debentures are not otherwise convertible at that time. If we fail to notify holders of a distribution described above at least 50 business days prior to the ex-date for such distribution, the respective period during which holders may surrender their Series D debentures for conversion will be extended by the number of days that such notification is delayed or not otherwise provided to holders beyond the specified notice deadline.

No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate (as a result of holding the Series D debentures, and at the same time as common stock holders participate) in such transaction, as if such holders of the Series D debentures held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed as a multiple of $25.00) of Series D debentures held by such holder, without having to convert their Series D debentures.

In addition, if a make-whole fundamental change (as defined below) occurs, or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the Series D debentures may be surrendered for conversion at any time from or after the date which is 50 business days prior to the anticipated effective date of the transaction until 45 days after the actual effective date of such transaction, or if the transaction also constitutes a fundamental change, the repurchase date for such fundamental change. We will notify holders and the trustee as promptly as practicable following (1) the date we publicly announce such transaction but in no event less than 50 trading days prior to the anticipated effective date of such transaction and (2) the actual effective date of the make-whole fundamental change, but in no event more than 15 days after such effective date. If we fail to notify holders with respect to any of the transactions described in the first sentence of this paragraph of (a) the anticipated effective date of such transaction at least 50 business days prior to such anticipated effective date or (b) the actual effective date of any make-whole fundamental change within 15 days of such actual effective date, the period during which holders may surrender their Series D debentures for conversion will be extended by the number of days that such notification is delayed or not otherwise provided to holders beyond the specified notice deadline.

In the case of any make-whole fundamental change, (i) the conversion rate will be adjusted as set forth below under “—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” for conversions in connection with such make-whole fundamental change and (ii) if such make-whole fundamental change also constitutes a fundamental change, the holder can require us to repurchase all or a portion of its Series D debentures as described under “—Repurchase at the Option of the Holder Upon a Fundamental Change.”

Conversion Procedures

To convert its Series D debentures, a holder must:

•	complete and manually sign the conversion notice on the back of the Series D debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the Series D debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. If a holder holds a beneficial interest in a global note, to convert such holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the last trading day of the relevant observation period.

Settlement Upon Conversion

We will satisfy our conversion obligation with respect to any Series D debentures by paying cash up to the aggregate principal amount of Series D debentures to be converted and paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof, at our election, with respect to the remainder, if any, of our conversion obligation, as described below.

We will pay an amount in cash equal to the principal return of the Series D debentures converted for each trading day in the relevant observation period, calculated as described below. In addition, if the daily conversion value exceeds the principal return of the converted Series D debentures on any trading day during such observation period, in addition to paying the principal return of the converted Series D debentures in cash for each such trading day, we will also pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof, at our election, with a value equal to the excess of the daily conversion value over the principal return of the converted Series D debentures for such trading day, all calculated as described below. We will settle conversions of the Series D debentures on the third trading day immediately following the last day of the relevant observation period by paying and delivering, as the case may be, cash and shares of our common stock, if applicable, in an amount equal to the sum of the “daily settlement amounts” (as defined below) for each of the 40 trading days during such observation period.

The “observation period” with respect to any Series D debenture means the 40 consecutive trading day period beginning on (and including) the third trading day immediately following the conversion date for such

Series D debentures; provided, however, that if the conversion date for such Series D debentures occurs on or after March 1, 2009, the “observation period” with respect to such Series D debentures means the 40 trading day period beginning on (and including) the 42nd scheduled trading day immediately preceding the maturity date.

The “daily settlement amount” for each of the 40 trading days during the observation period means:

•	an amount of cash equal to the lesser of (x) $0.625 and (y) the daily conversion value for such trading day (the “principal return”); and

•

if such daily conversion value exceeds $0.625, a number of shares of our common stock (the “daily share amount”), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (A) the difference between such daily conversion value and $0.625, divided by (B) the “daily VWAP” (as defined below) of our common stock for such trading day.

By the close of business on the business day immediately preceding the first scheduled trading day of the relevant observation period (or, with respect to any conversion date for Series D debentures that occurs on or after March 1, 2009, on or prior to March 1, 2009), we may specify a percentage of the daily share amounts for the relevant observation period (or for certain specified holders with a given observation period) that will be settled in cash (the “cash percentage”), and we will concurrently notify you and the paying agent of such cash percentage (the “cash percentage notice”). We need not treat all converting holders with the same observation period in the same manner. So long as we provide notice of the relevant cash percentage as described in the first sentence of this paragraph, we may choose with respect to all or any portion of converting holders with the same observation period to specify a cash percentage, or we may specify different cash settlement percentages for each such holder. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the relevant observation period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP for such trading day. The number of shares of our common stock deliverable in respect of each trading day in the relevant observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the daily share amount for each trading day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of any fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the holders and the paying agent; provided that we must revoke such notice and so notify holders and the paying agent on or prior to the close of business on the scheduled trading day immediately preceding the first scheduled trading day of the relevant observation period (or, with respect to any conversion date for Series D debentures that occurs on or after March 1, 2009, on or prior to the close of business on March 1, 2009).

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 1/40th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such trading day.

The “daily VWAP” of our common stock means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GM.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to the scheduled close of trading on such exchange or market on such trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“Trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day.

We will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the closing price of our common stock on the last trading day of the relevant observation period. In respect of any conversion, the fractional amount of a share to be delivered, if any, will be based on the sum of the daily share amounts for all trading days in the observation period (rather than on a per trading day basis).

Adjustment To Conversion Rate

General

The conversion rate on the Series D debentures will not be adjusted for accrued interest.

We will adjust the conversion rate on the Series D debentures if any of the following events occur:

(i)	We issue dividends or distributions on shares of our common stock payable in shares of our common stock.

(ii)	We subdivide, combine or reclassify shares of our common stock.

(iii)	We distribute to all holders of shares of our common stock rights, options or warrants to purchase shares of our common stock for a period expiring within 45 days of the record date for such distribution at less than the average of the closing prices for the ten consecutive trading days immediately preceding the public announcement of such distribution.

(iv)	We distribute to all holders of shares of our common stock our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding (1) any dividends or distributions described in clause (i) above, (2) any rights, options or warrants described in clause (iii) above and (3) any dividends or other distributions described in clause (v) or clause (vi) below), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price (as defined below) of our common stock, and

•

the denominator of which will be the current market price of our common stock, minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock.

Notwithstanding anything to the contrary in this clause (iv), if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing price of those securities for the ten trading days commencing on, and including, the fifth trading day after the “ex-date” (as defined below) for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(v)	We distribute any regular, quarterly cash dividend or distribution to all holders of our common stock during any quarterly fiscal period that does not equal $0.25 per share (the “dividend threshold”), in which event the conversion rate will be adjusted as follows:

•

if the per share amount of such regular, quarterly cash dividend or distribution is greater than the dividend threshold, the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, minus the amount in cash per share we distribute to all holders of common stock in excess of the dividend threshold; and

•

if the per share amount of such regular, quarterly cash dividend or distribution is less than the initial dividend threshold (which, for the avoidance of doubt, would include the failure to pay any regular, quarterly cash dividend or distribution during the relevant quarterly fiscal period, in which case we will be deemed to have declared and paid a cash dividend of $0.00, the ex-date of which will be deemed to be the second to last trading day of the applicable fiscal period), the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, plus the amount of the dividend threshold in excess of cash per share we distribute to all holders of our common stock.

(vi)	We distribute any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all holders of our common stock, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution, minus the amount of cash per share that we distribute to all holders of our common stock.

(vii)	We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•

the numerator of which will be the sum of (1) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (2) the product of the number of shares of our common stock outstanding, less any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, and

•

the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Current market price” of our common stock on any day means the average of the closing prices of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the dividend or distribution requiring such computation.

“Ex-date” means, with regard to any dividend or distribution on our common stock, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend or distribution.

If we elect to make a distribution described in clause (iii), (iv), (v), (vi) or (vii) of the preceding paragraph that has a per share value equal to more than 15% of the closing price of our common stock on the day preceding the first public announcement of such distribution, we will be required to give notice to the holders of Series D debentures at least 50 business days prior to the ex-date for such distribution.

No adjustment to the conversion rate will be made if holders of Series D debentures participate (as a result of holding the Series D debentures, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the Series D debentures held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed as a multiple of $25.00) of the Series D debentures held by such holder, without having to convert their Series D debentures.

To the extent that any future rights plan (i.e., a poison pill) adopted by us is in effect at the time of conversion, upon such conversion, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, assets, debt securities or certain rights to purchase our securities as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

If the conversion rate is adjusted upward, holders of the Series D debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This deemed income would not be associated with any cash distribution from which applicable U.S. withholding tax obligations of foreign Series D debentures holders could be satisfied. As a result, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and deliveries of common stock on the Series D debentures. See the discussions under the headings “Certain United States Federal Income Tax Considerations—U.S. Holders—Conversion Rate Adjustment” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Conversion Rate Adjustment” for more details.

We may, from time to time, increase the conversion rate for a period of at least 20 days. Our determination to increase the conversion rate will be conclusive. We will give holders at least five business days’ notice of any increase in the conversion rate. We may also increase the conversion rate if we deem it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Consequences.”

Notwithstanding anything in this section “Adjustment to Conversion Rate—General” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of such conversion rate. However, we will carry forward any adjustments that are less than 1% of such conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise affected on or prior to the 43rd scheduled trading day immediately preceding the maturity date and on each trading day thereafter. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets

In the event of:

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us or

•	a sale or conveyance to another person of all or substantially all of our assets,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if a holder converts its Series D debentures on or after the effective date of any such event, the Series D debentures will be convertible into (1) cash in an amount equal to the portion of our conversion obligation that we have elected to settle with cash; and (2) in lieu of the shares of our common stock otherwise deliverable, if any, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event (“reference property”). In addition, the amount of cash and reference property, if any, you receive will be based on the daily settlement amounts of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, if holders of our common stock have the right to elect the form of consideration received in any such reclassification, consolidation, merger, combination, sale or conveyance, then the type and amount of consideration that a holder of our common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock upon the occurrence of such event.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

Upon the occurrence, on or prior to the second business day immediately preceding the maturity date, of any “make-whole fundamental change,” which means:

•

any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than General Motors or any majority-owned subsidiary of General Motors or any employee benefit plan of General Motors or such subsidiary, becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

if a holder elects to convert its Series D debentures in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Series D debentures so surrendered for conversion by a number of additional shares of our common stock (the “make-whole shares”), as described below. A conversion of Series D debentures will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the Series D debentures is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the 45th day immediately following the effective date of such make-whole fundamental change (or if the transaction also constitutes a fundamental change, the repurchase date for such fundamental change). If we fail to notify holders of the effective date of any make-whole fundamental change within 15 days of such effective date, the period during which holders may surrender their Series D debentures for conversion and receive the relevant make-whole shares will be extended by the number of days that such notification is delayed or not otherwise provided to holders beyond the specified notice deadline.

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such make-whole fundamental change becomes effective (the “effective date”) and the price paid per share of our common stock in the make-whole fundamental change (in the case of a make-whole fundamental change described in the first bullet of the definition of make-whole fundamental change in which holders of our common stock receive only cash), or in the case of any other make-whole fundamental change, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole fundamental change (the “stock price”).

The stock prices set forth in the top row of the table below will be adjusted as of any date on which the conversion rate of the Series D debentures is adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment To Conversion Rate—General.”

The following table sets forth the stock price and number of make-whole shares of our common stock to be added to the conversion rate per $25.00 principal amount of the Series D debentures:

	Stock Price
Effective Date	$30.47	$31.25	$32.50	$33.75	$35.00	$36.25	$37.50	$40.00	$42.50	$45.00	$47.50	$50.00	$55.00	$60.00
May 31, 2007	0.1368	0.1253	0.1082	0.0933	0.0803	0.0689	0.0589	0.0426	0.0302	0.0209	0.0141	0.0092	0.0035	0.0012
September 1, 2007	0.1368	0.1291	0.1115	0.0961	0.0826	0.0708	0.0606	0.0439	0.0313	0.0219	0.0149	0.0099	0.0039	0.0012
December 1, 2007	0.1368	0.1328	0.1144	0.0984	0.0845	0.0724	0.0619	0.0448	0.0321	0.0227	0.0160	0.0112	0.0059	0.0038
March 1, 2008	0.1368	0.1295	0.1106	0.0943	0.0801	0.0678	0.0572	0.0403	0.0278	0.0188	0.0124	0.0079	0.0028	0.0008
June 1, 2008	0.1368	0.1316	0.1119	0.0948	0.0801	0.0675	0.0566	0.0395	0.0272	0.0186	0.0128	0.0089	0.0049	0.0035
September 1, 2008	0.1368	0.1266	0.1060	0.0884	0.0732	0.0604	0.0495	0.0327	0.0210	0.0130	0.0078	0.0045	0.0013	0.0002
December 1, 2008	0.1368	0.1265	0.1044	0.0855	0.0695	0.0562	0.0451	0.0286	0.0180	0.0114	0.0076	0.0054	0.0036	0.0031
March 1, 2009	0.1368	0.1190	0.0945	0.0738	0.0566	0.0427	0.0316	0.0164	0.0079	0.0035	0.0014	0.0005	0.0000	0.0000
June 1, 2009	0.1368	0.1163	0.0855	0.0570	0.0306	0.0059	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the make-whole shares issued upon conversion of the Series D debentures will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock prices and/or the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $60.00 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the Series D debentures; and

•

if the stock price is less than $30.47 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the Series D debentures.

Notwithstanding anything in this section “Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” to the contrary, the conversion rate of the Series D debentures shall not exceed 0.8205 per $25.00 principal amount of Series D debentures, subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment to Conversion Rate—General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability of our obligation to deliver make-whole shares would be subject to general principles of reasonableness of economic remedies.

Optional Redemption by General Motors

The Series D debentures may not be redeemed by us prior to the maturity date.

Repurchase at the Option of the Holder Upon a Fundamental Change

If a fundamental change, as described below, occurs at any time prior to the maturity of the Series D debentures, you may require us to repurchase your Series D debentures for cash, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change (the “fundamental change repurchase date”). We will mail to all record holders a notice of a fundamental change within 15 days after it has occurred. This notice will state, among other things:

•	the fundamental change repurchase price;

•	the fundamental change repurchase date; and

•	the procedures that holders must follow to require us to repurchase their Series D debentures.

We will repurchase the Series D debentures for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the fundamental change repurchase date; provided, however, that if a fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date (which may or may not be the same person to whom we will pay the fundamental change repurchase price) and the fundamental change repurchase price will equal 100% of the principal amount of the Series D debentures repurchased.

If you elect to require us to repurchase your Series D debentures, you must deliver to us or our designated agent, on or before the business day immediately preceding the fundamental change repurchase date, a notice stating:

•

if certificated Series D debentures have been issued, the Series D debenture certificate numbers (or, if Series D debentures are not certificated, the repurchase notice must comply with appropriate procedures of DTC);

•	the portion of the principal amount of Series D debentures to be repurchased, which must be in integral multiples of $25.00; and

•	that the Series D debentures are to be repurchased by us pursuant to the applicable provisions of the Series D debentures and the indenture.

Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent up to the close of business on the business day prior to the repurchase date. Any withdrawal notice must state:

•	the principal amount of the withdrawn Series D debentures;

•

if certificated Series D debentures have been issued, the certificate numbers of the withdrawn Series D debentures (or, if Series D debentures are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of Series D debentures, if any, that remains subject to the repurchase notice.

Payment of the fundamental change repurchase price for the Series D debenture will be made on the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Series D debenture.

A “fundamental change” of GM is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, but only if such transaction or event also includes either of the following:

•

the filing by any person, including our affiliates and associates, other than us and our employee benefit plans, of a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange

Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or exchanged; or

•

the consummation of any share exchange, consolidation or merger pursuant to which our common stock would be converted to cash, securities or other property, other than any share exchange, consolidation or merger of GM in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

We will comply with any tender offer rules under the Exchange Act that may be applicable to the fundamental change repurchase feature.

No Series D debentures may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the Series D debentures has been accelerated (other than as a result of a failure to pay the relevant fundamental change repurchase price), and such acceleration has not been rescinded, on or prior to such date.

These fundamental change repurchase rights could discourage a potential acquiror of GM. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of GM by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the underwriters. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Series D debentures upon a fundamental change would not necessarily afford you protection in the event of a leveraged transaction, reorganization, merger or similar transaction involving GM.

We may be unable to repurchase the Series D debentures in the event of a fundamental change. In such event, if a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price for all Series D debentures to be repurchased. Credit agreements or other agreements relating to our or any successor company’s indebtedness may contain provisions prohibiting repurchase of the Series D debentures under certain circumstances, or expressly prohibit repurchase of the Series D debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when repurchasing the Series D debentures is prohibited, we could seek lender consent to repurchase the Series D debentures or attempt to refinance this debt. If such consent or refinancing were not obtained, we would not be permitted to repurchase the Series D debentures. Our failure to repurchase Series D debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Events of Default and Acceleration

In addition to those events of default described in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default,” the following constitutes an event of default with respect to the Series D debentures:

•

our failure to issue notice of a fundamental change, which failure continues for a period of (x) five business days (in the case of a fundamental change, the occurrence of which is not publicly announced) or (y) five business days after written notice of such failure has been provided to us by the trustee or a holder of Series D debentures (in the case of a fundamental change, the occurrence of which is publicly announced).

•

our failure to issue notice of any transaction or event described under “—Conversion Rights—Conversion Upon Occurrence of Specified Corporate Transactions,” which failure continues for a period of (x) five business days (in the case of any such transaction or event, the occurrence of which is not publicly announced) or (y) five business days after written notice of such failure has been provided to us by the trustee or a holder of Series D debentures (in the case of any such transaction or event, the occurrence of which is publicly announced); or

•	our failure to comply with our obligation to convert the Series D debentures into cash and shares of our common stock, if any, as described under “Conversion Rights—Settlement Upon Conversion.”

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Series D debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the Series D debentures have become due and payable, whether at the stated maturity for the Series D debentures, on a fundamental change repurchase date, upon conversion or otherwise, cash or cash and shares of common stock, if any, solely to satisfy outstanding conversions, if applicable, pursuant to the terms of the indenture sufficient to pay all of the outstanding Series D debentures, and paying all other sums payable under the indenture by us.

Calculations in Respect of the Series D Debentures

We are responsible for making all calculations called for under the Series D debentures. These calculations include, but are not limited to, the daily conversion value, the daily settlement amount, the conversion date, the daily VWAP, the observation period, the trading prices of the Series D debentures, the closing price, the conversion price, the conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the Series D debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Series D debentures. We will provide a schedule of our calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.

Trading Characteristics

We expect the Series D debentures to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Series D debentures that is not included in their trading price. Any portion of the trading price of a Series D debenture that is attributable to accrued but unpaid interest not previously included in income will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series D debentures. See “Certain United States Federal Income Tax Consequences.”

Concerning the Trustee

Wilmington Trust Company serves as trustee under the indenture. The Corporate Trust Office of the trustee is currently located at 1100 N. Market Street, Wilmington, Delaware 19890-0001, U.S.A. Attention: Corporate Capital Market Services. Citibank, N.A. will serve as the paying agent and conversion agent and will be designated by GM as the initial transfer agent and registrar for the Series D debentures. The office of the paying agent is currently located at 111 Wall Street, New York, N.Y. 10005, U.S.A. Attention: Citibank Agency & Trust.

The indenture provides that the trustee, prior to the occurrence of an event of default or, if any events of default have occurred, after they have been cured, undertakes to perform such duties and only such duties as are specifically set forth in the indenture. If an event of default has occurred (which has not been cured), the trustee will perform such duties using the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The indenture also provides that the trustee or any agent of GM or the trustee, in their individual or any other capacity, may become the owner or pledgee of Series D debentures with the same rights it would have if it were not the trustee; provided, however, that all moneys received by the trustee or any paying agent shall, until used or applied as provided in the indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

CAPPED CALL TRANSACTION

Concurrently with the pricing of the Series D debentures, we have entered into a capped call transaction with respect to our common stock with an affiliate of Citigroup Global Markets Inc., whom we refer to as the option counterparty. We intend to use approximately $86 million of the net proceeds of this offering to pay the cost of the capped call transaction that we have entered into with the option counterparty. If the underwriters exercise their overallotment option to purchase additional Series D debentures, we will use a portion of the net proceeds from the sale of additional Series D debentures to increase the size of the capped call transaction.

The capped call transaction is expected to reduce the potential dilution upon conversion of the Series D debentures in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise, is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the Series D debentures and is subject to certain adjustments similar to those contained in the Series D debentures. If, however, the market value per share of our common stock exceeds the cap price of the capped call transaction, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent the then market value per share of our common stock exceeds the cap price of the capped call transaction.

The capped call transaction is a separate transaction entered into by us with the option counterparty, is not part of the terms of the Series D debentures and will not affect the holders’ rights under the Series D debentures. As a holder of the Series D debentures, you will not have any rights with respect to the capped call transaction. For a discussion of the impact of any market or other activity by the option counterparty or an affiliate thereof in connection with the capped call transaction, see “Risk Factors—The capped call transaction may affect the value of the Series D debentures and our common stock” and “Underwriters.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the debentures and our common stock acquired upon conversion of a debenture as of the date hereof. This summary is generally limited to holders who will hold the debentures and the shares of our common stock as capital assets and does not deal with special situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, holders whose “functional currency” is not the U.S. dollar and persons who hold the debentures or shares of our common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences to non-U.S. holders of debentures or our common stock that are engaged in a trade or business within the United States and does not discuss the tax consequences under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the “IRS,” now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture) that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “non-U.S. holder” means a holder that is (1) not a partnership, (2) not a U.S. holder, and (3) not engaged in a U.S. trade or business. Non-U.S. holders are subject to special U.S. federal income tax provisions, some of which are discussed below. A person that is not a U.S. holder but which is engaged in the conduct of a trade or business in the United States should consult that person’s tax advisor with respect to the tax consequences of the transactions discussed herein.

If a partnership is a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the debentures (or our common stock acquired upon conversion of a debenture).

U.S. Holders

Interest

U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the debentures in accordance with their regular method of tax accounting.

Market Discount

If, subsequent to the issuance of the debentures, a U.S. holder purchases a debenture for an amount that is less than its stated redemption price at maturity (i.e., the stated principal amount of the debentures), the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. The market discount provisions of the Code generally require a U.S. holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the taxable disposition of the debenture to the extent of the “accrued market discount” on the debenture at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently as it accrues. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture is disposed of in a taxable transaction. If a U.S. holder acquires a debenture with market discount and receives our common stock upon conversion or repurchase of the debenture, the amount of accrued market discount not included in income with respect to the converted debenture through and including the date of conversion will generally be treated as ordinary income upon the disposition of the common stock.

Amortizable Premium

A U.S. holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium as an offset to interest income on the debenture from the purchase date to the debenture’s maturity date under a constant-yield method, but subject to special rules to account for the conversion and repurchase options and provided that amortizable premium will not include any premium attributable to a debenture’s conversion feature. Bond premium on a debenture held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon a taxable disposition of the debenture. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion or Repurchase Involving Common Stock

A U.S. holder will not recognize income, gain or loss upon conversion of the debentures solely into our common stock except with respect to cash received in lieu of fractional shares. Although the matter is not free from doubt, a U.S. holder that converts debentures for a combination of our common stock and cash will recognize (1) ordinary income equal to the amount of cash or stock attributable to accrued interest on the debentures not previously included in income and (2) gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received (other than cash attributable to accrued but unpaid interest on the debenture or in lieu of a fractional share) and (b) an amount equal to the excess, if any, of the sum of the amount of the cash and the fair market value of our common stock received in the conversion (other than amounts attributable to accrued by unpaid interest on the debentures) over the holder’s basis in its debentures surrendered in the conversion. Except as set forth above under “Market Discount,” such gain will be capital gain. If we repurchase a debenture in exchange for our common stock pursuant to exercise of the repurchase right, although the matter is not entirely clear, such repurchase should be treated in the same manner as a conversion of the debenture, as described immediately above in this paragraph.

The U.S. holder’s tax basis in our common stock received on conversion or repurchase of a debenture for our common stock pursuant to the repurchase right should be the same as the U.S. holder’s adjusted tax basis in the debentures exchanged therefor at the time of conversion or repurchase, (1) reduced by (a) any basis allocable to a fractional share and (b) the amount of any cash received by the holder pursuant to the conversion or repurchase (other than cash received in lieu of a fractional share) and (2) increased by the amount of any gain recognized by the holder in the conversion or repurchase (but not by any gain recognized upon the receipt of cash in lieu of a fractional share), and the holding period for our common stock received on conversion or repurchase should generally include the holding period of the debentures that were converted or repurchased. However, a U.S. holder’s tax basis in shares of our common stock considered attributable to accrued interest not previously included in income generally will equal the amount of such accrued interest, and the holding period for such shares shall begin on the day following the date of conversion.

Cash received in lieu of a fractional share of our common stock upon conversion of the debentures into our common stock or upon a repurchase for our common stock of a debenture pursuant to exercise of the repurchase right generally will be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share.

In the event that we exercise our right to pay solely cash to a holder in lieu of stock at the time of conversion (see “Description of Series D Debentures—Conversion Rights”), such payment will be treated as a repurchase of the debenture for cash. See “—Sale, Redemption or Repurchase for Cash” below.

Conversion Rate Adjustment

The conversion price of the debentures is subject to adjustment under certain circumstances, see “Description of Series D Debentures—Adjustment to Conversion Rate.” Certain adjustments to (or the failure to make such adjustments to) the conversion price of the debentures that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a constructive distribution taxable as a dividend to the U.S. holders of the debentures, whether or not the U.S. holders ever convert the debentures. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the debentures that increases the proportionate interest of the holders of our common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our common stock generally will be treated as a constructive distribution to such holders, taxable as a dividend. As a result, U.S. holders of debentures and our common stock could have taxable income as a result of an event pursuant to which they receive no cash or property. For example, in the event that we are required to increase the conversion rate of the debentures because we distribute quarterly cash dividends to holders of our common stock exceeding certain amounts (see “Description of Series D Debentures—Adjustment to Conversion Rate” for a description of such amounts), then the U.S. holders of the debentures would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value, as of the date of the constructive distribution, of the additional common stock that the U.S. holders would be entitled to receive upon a conversion of the debentures by virtue of the increase in the conversion rate.

Sale, Redemption or Repurchase for Cash

Except as set forth above under “Market Discount” and “Conversion or Repurchase for Common Stock,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us solely for cash pursuant to the repurchase right, or other taxable disposition of the debentures or common stock in an amount equal to the difference between:

•	the U.S. holder’s adjusted tax basis in the debentures or our common stock (as the case may be); and

•

the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid interest on the debentures not previously included in income, which will be treated as interest for U.S. federal income tax purposes).

A U.S. holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium. (For a discussion of the holder’s basis in shares of our common stock, see “Conversion or Repurchase Involving Common Stock” above).

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and who have a holding period in their debentures or common stock of more than one year) and losses (the deductibility of which is subject to limitations).

Dividends on Common Stock

With respect to U.S. holders subsequent to the conversion of their debentures into our common stock, distributions made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in the shares of our common stock. Any such distributions in excess of the holder’s basis in the shares of our common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.

Prospective investors should consult their tax advisors regarding the treatment of dividends (which may be taxed at capital gains rates for taxpayers who are individuals, trusts or estates).

Redemption Upon a Fundamental Change

In the event there is a fundamental change of General Motors (see “Description of Series D Debentures—Repurchase at Option of the Holder Upon a Fundamental Change”), a holder of the debentures may choose to have the debentures redeemed. Under the fundamental change provision, the debentures may be redeemed for cash, or, at the election of the successor company and subject to certain conditions, the redemption price may be paid with successor company stock. If a U.S. Holder receives cash upon redemption of the debentures, such payment will be treated as a repurchase of the debentures for cash. See “Sale, Redemption or Repurchase for Cash” in the discussion of the rules for U.S. Holders. If a U.S. Holder receives successor company stock, the tax consequences of such receipt will depend on a variety of factors and circumstances. A U.S. Holder should consult that holder’s tax advisor with respect to the tax consequences of any such transaction.

Backup Withholding and Information Reporting

Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding at a rate of 28% on payments of interest on the debentures, dividends on our common stock and proceeds from the sale or other disposition of the debentures or our common stock. Backup withholding will only be imposed where the noncorporate U.S. holder (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN”; (2) furnishes an incorrect TIN; (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Generally, payments of interest on the debentures to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and will not be subject to U.S. federal income or withholding tax if (1) such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) such non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; (3) such non-U.S. holder is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and (4) the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, either (1) the beneficial owner of a debenture must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner’s name, address and TIN on IRS Form W-8 BEN (or successor form), or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debenture on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that it has received an IRS Form W-8BEN (or successor form) from the beneficial holder and comply with certain other requirements. Special certification rules apply for debentures held by a foreign partnership and other intermediaries.

Interest on debentures owned by a non-U.S. holder and not excluded from U.S. federal withholding tax under the portfolio interest rule described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and such non-U.S. holder provides us with a properly executed IRS Form W-8 BEN (or successor form) claiming such exemption or reduction.

Conversion or Repurchase Involving Common Stock

A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a debenture into our common stock, except that if interest income is recognized upon a conversion or upon our repurchase of a debenture in exchange for our common stock pursuant to exercise of the repurchase right (see “Conversion or Repurchase Involving Common Stock” above in our discussion of the rules for U.S. holders), then such interest income will be subject to the tax provisions governing the receipt of interest described above. (See “Payments of Interest” above.) To the extent a non-U.S. holder receives any cash, other than cash attributable to accrued interest but including cash in lieu of a fractional share of our common stock, upon conversion or repurchase, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a debenture or our common stock. See “Sale or Exchange of Debentures or Common Stock” below.

In the event that we exercise our right to pay cash to a holder in lieu of shares of our common stock at the time of conversion (see “Description of Series D Debentures—Conversion Rights”), such payment will be treated as a repurchase of the debenture for cash.

Sale or Exchange of Debentures or Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of a debenture or our common stock received upon conversion thereof unless:

•

the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a “tax home” in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

We believe that we are not a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we were to become a USRPHC, a non-U.S. holder might be subject to U.S. federal income tax with respect to gain realized on the disposition of debentures or shares of our common stock. However, in the case of a sale of our common stock or debentures, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the non-U.S. holder disposing of our common stock or debentures did not own, actually or constructively (through exercise of the conversion feature in the case of the debentures), at any time during the five-year period preceding the disposition, more than 5% of our common stock or the debentures.

Distributions on Common Stock

Distributions made on our common stock constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on our common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or successor form) upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

Conversion Rate Adjustment

The conversion price of the debentures is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a deemed distribution to non-U.S. holders of the debentures. See “U.S. Holders—Conversion Rate Adjustments” above. In such case, the deemed distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Distributions on Common Stock” above. It is possible that U.S. federal tax on the deemed distributions would be withheld from the interest paid to the non-U.S. holders of the debentures.

Redemption Upon a Fundamental Change

In the event there is a fundamental change of GM (see “Description of Series D Debentures—Repurchase at Option of the Holder Upon a Fundamental Change”), a holder of the debentures may choose to have the debentures redeemed. Under the fundamental change provision, the debentures may be redeemed for cash, or, at the election of the successor company and subject to certain conditions, the redemption price may be paid with successor company stock. If a non-U.S. holder receives cash upon redemption of the debentures, such payment will be treated as a repurchase of the debentures for cash. See “Sale or Exchange of Debentures or Common Stock,” in the discussion of the rules for non-U.S. holders. If a non-U.S. holder receives successor company stock, the tax consequences of such receipt will depend on a variety of factors and circumstances. A non-U.S. holder should consult that holder’s tax advisor with respect to the tax consequences of any such transaction.

Backup Withholding and Information Reporting

A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest on the debentures or dividends on our common stock and proceeds from the sale or other disposition of the debentures or our common stock to or through a U.S. office of a broker, as long as (1) the income associated with such payments is otherwise exempt from U.S. federal income tax, (2) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (3) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the debentures or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES OR OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES (PROPOSED OR OTHERWISE) IN APPLICABLE LAWS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Series D debentures indicated below:

Name	Principal amount of Series D debentures
Citigroup Global Markets Inc.	$231,637,550
Deutsche Bank Securities Inc.	231,637,550
Goldman, Sachs & Co. .	231,637,550
Banc of America Securities LLC .	118,885,500
J. P. Morgan Securities Inc. .	118,885,500
ABN AMRO Rothschild LLC .	45,675,000
Barclays Capital Inc. .	45,675,000
Bear, Stearns & Co. Inc. .	45,675,000
Credit Suisse Securities (USA) LLC .	45,675,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .	45,675,000
Morgan Stanley & Co. Incorporated .	45,675,000
Greenwich Capital Markets, Inc. .	45,675,000
UBS Securities LLC .	45,675,000
Blaylock & Company, Inc .	988,050
Doley Securities, LLC. .	988,050
Loop Capital Markets, LLC .	988,050
Samuel A. Ramirez & Co., Inc. .	988,050
Muriel Siebert & Co., Inc. .	988,050
Utendahl Capital Partners, L.P. .	988,050
The Williams Capital Group, L.P. .	988,050

Total	1,305,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series D debentures offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Series D debentures offered by this prospectus supplement and the accompanying prospectus if any Series D debentures are taken. However, the underwriters are not required to take or pay for any Series D debentures covered by the option of the underwriters to purchase additional debentures as described below.

The underwriters initially propose to offer part of the debentures directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.32 per debenture under the public offering price. After the debentures are released to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option (exercisable for 13 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than $1,305,000,000 principal amount of Series D debentures, up to an additional $195,000,000 aggregate principal amount of Series D debentures at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent that such option is exercised, each underwriter will become obligated to purchase about the same percentage of such additional principal amount of Series D debentures as the principal amount listed next to its name in the preceding table bears to the total principal amount of Series D debentures listed next to the names of all underwriters in the preceding table.

The representatives have agreed to reimburse us for the expenses incurred in connection with the offering of the Series D debentures.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the Series D debentures. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to $195,000,000 additional principal amount of Series D debentures.

Underwriting Discounts and Commissions Paid by Us	No Exercise	Full Exercise
Series D debentures	$28,057,500	$32,250,000

The Series D debentures are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the Series D debentures as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Series D debentures and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Series D debentures. We will apply to list the Series D debentures on the New York Stock Exchange.

We and certain of our senior executive officers have agreed not to, without the prior written consent of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the Series D debentures and any conversion thereof;

•

the issuance of common stock upon the exercise of options, warrants or other rights exercisable for, or the conversion of securities convertible into, common stock outstanding as of the date of this prospectus supplement;

•

the granting of stock options, warrants and/or restricted or unrestricted stock awards for common stock under employee benefit, compensation or savings plans and programs, provided that such options, warrants and awards do not become exercisable or vest during such lock-up period, subject to certain exceptions;

•	issuances or transfers of common stock under or in connection with employee benefit, compensation or savings plans and programs and dividend reinvestment plans;

•

the issuance and/or transfer of common stock (or any securities convertible into or exchangeable or exercisable for such common stock) pursuant to the terms of any agreements in effect on the date of this prospectus supplement;

•	issuances of, or transactions involving, any other securities of GM;

•

the issuance of shares of common stock to persons who become employed with GM during such lock-up period, provided that those shares may not be sold or otherwise transferred by such persons during such lock-up period;

•

public or private mergers, acquisitions, strategic alliances, business combinations and other similar transactions involving the issuance of any GM securities, including common stock (or any securities convertible into or exchangeable or exercisable for such common stock), provided that the recipients of such shares agree in writing not to offer or sell such shares during such lock-up period;

•	issuances of shares of common stock to existing holders of such common stock for purposes of effecting a stock dividend or split; and

•	the entry into the convertible note hedge and option transactions.

The restrictions described above will not prevent our senior executive officers from entering into any sales plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of our common stock during the restricted period, or from conducting sales, transfers or other dispositions of shares of common stock or any securities convertible or exchangeable into common stock pursuant to an existing sales plan pursuant to Rule 10b5-1 under the Exchange Act. The restrictions described above do not apply to transactions by our senior executive officers relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering. Finally, our senior executive officers may dispose of up to 750,000 shares in the aggregate of common stock without the consent of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may sell a greater principal amount of debentures than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of debentures available for purchase by the underwriters under their option to purchase additional debentures. The underwriters can close out a covered short sale by exercising their option to purchase additional debentures or purchasing the debentures in the open market. In determining the source of debentures to close out a covered short sale, the underwriters will consider, among other things, the open market price of debentures compared to the price available under the overallotment option. The underwriters may also sell debentures in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, debentures in the open market to stabilize the price of the debentures. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the debentures in the offering, if the syndicate repurchases previously distributed debentures to cover syndicate short positions or to stabilize the price of the debentures. These activities may raise or maintain the market price of the debentures above independent market levels or prevent or retard a decline in the market price of the debentures. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

John H. Bryan, a director of our company, is also a director of Goldman, Sachs & Co., and a director of Bank One Corporation, an affiliate of Banc One Capital Markets, Inc. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., acts as paying agent under the indenture. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with our company and certain of our affiliates for which they have received customary fees and expenses. Among other things, we have received a commitment from affiliates of each of the first thirteen underwriters listed in the table on page S-41 above, for a supplemental revolving credit facility.

We have entered into a capped call transaction, as described in “Capped Call Transaction,” with an affiliate of Citigroup Global Markets, Inc., one of the underwriters, whom we refer to as the option counterparty. In connection with hedging the capped call transaction, the option counterparty, or an affiliate thereof:

•	expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Series D debentures; and

•

may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the Series D debentures (and is likely to do so during any observation period related to a conversion of Series D debentures).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the Series D debentures and could have the effect of decreasing the price of our common stock during any observation period related to a conversion of Series D debentures.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Series D debentures offered pursuant to this prospectus supplement will be passed upon for us by Martin I. Darvick, Attorney, GM Legal Staff, and certain other legal matters related to the Series D debentures will be passed upon for us by Jenner & Block LLP, and certain tax matters will be passed upon for us by Kirkland & Ellis LLP. In addition, certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns, and has options to purchase, shares of our common stock.

Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our board of directors and has acted as our counsel, and as counsel for certain of our subsidiaries, in various matters.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting of General Motors Corporation (“General Motors” or “the Corporation”) incorporated in this prospectus supplement by reference from the General Motors Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs relating to (a) the restatement of the 2005 and 2004 consolidated financial statements, (b) the recognition of the funded status of the Corporation’s defined benefit pension and other postretirement plans and accounting for the estimated fair value of conditional retirement obligations, and (c) the sale of a controlling interest in GMAC LLC; (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) express an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$10,000,000,000

GENERAL MOTORS CORPORATION

Debt Securities

Common Stock (par value $1 2/3)

Preference Stock (par value $0.10)

Preferred Stock (without par value)

Purchase Contracts

Depositary Shares

Warrants

Units

We may offer from time to time debt securities, $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol “GM.”

We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 25, 2004

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents. The terms “General Motors,” “GM,” “we,” “us,” and “our” refer to General Motors Corporation.

ABOUT THIS PROSPECTUS

This prospectus, along with a prospectus for General Motors Nova Scotia Finance Company, a wholly owned subsidiary of GM, is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities and General Motors Nova Scotia Finance Company may sell its debt securities, guaranteed by us, as described in the related prospectus, in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Incorporation of Certain Documents By Reference.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our $1 2/3 par value common stock is listed, as well as at the offices of the following stock exchanges where our $1 2/3 par value common stock is also listed in the United States: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities, except as noted below:

GM SEC Filings (File No. 1-143)	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	Dates filed: January 5, 2004, January 8, 2004*, January 20, 2004 (2)*, February 3, 2004, February 4, 2004 and March 2, 2004

The description of the $1 2/3 par value common stock set forth in Article Fourth of General Motors’ Certificate of Incorporation filed as Exhibit 3(i) to the Annual Report on Form 10-K of General Motors for the year ended December 31, 2003 filed on March 10, 2004.

*	This asterisk indicates reports submitted to the Securities and Exchange Commission which include information “furnished” pursuant to Items 9 and 12 of Form 8-K, which pursuant to General Instruction B of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Items 9 and 12 in such reports is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, is not incorporated into this prospectus and GM does not intend to incorporate these reports by reference into any filing under the Securities Act or the Exchange Act.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Paul W. Schmidt, Controller, at the following address and telephone number:

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

DESCRIPTION OF GENERAL MOTORS CORPORATION

We are primarily engaged in the automotive industry. We are the world’s largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

Our automotive segment is comprised of four regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/Africa/Mid-East; and

•	GM Asia Pacific.

GM North America designs, manufactures and/or markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• HUMMER

GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and/or marketed under the following nameplates:

• Opel	• Holden	• Buick	• GMC
• Vauxhall	• Saab	• Chevrolet	• Cadillac

Our automotive regions also have investments in Fiat Auto Holdings, Fuji Heavy Industries Ltd., Suzuki Motor Corporation, Isuzu Motors Limited, Shanghai General Motors Corporation, SAIC-GM-Wuling Automobile Company Ltd. and GM Daewoo Auto & Technology Company. These investees design, manufacture and market vehicles under the following nameplates:

• Fiat	• Subaru	• Isuzu	• Wuling
• Alfa Romeo	• Suzuki	• Buick	• Daewoo
• Lancia

Certain of these investees also design, manufacture and market vehicles under the Chevrolet nameplate.

Our financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential and commercial mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. For more information about GMAC, see the documents filed separately by GMAC with the SEC, including GMAC’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and various Current Reports on Form 8-K.

Our other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

Substantially all automotive-related products are marketed through retail dealers and distributors in the United States, Canada, and Mexico, and through distributors and dealers overseas. At December 31, 2003, there were approximately 7,700 GM vehicle dealers in the United States, 800 in Canada, and 260 in Mexico. Additionally, there were a total of approximately 15,500 outlets overseas which include dealers and authorized sales, service, and parts outlets.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Years Ended December 31,
2003	2002	2001	2000	1999
1.33	1.29	1.28	1.59	2.21

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

The following table presents the ratio of our earnings to fixed charges and preference stock dividends for the periods indicated:

Years Ended December 31,
2003	2002	2001	2000	1999
1.33	1.28	1.25	1.56	2.17

We compute the ratio of earnings to fixed charges and preference stock dividends by dividing earnings before income taxes and fixed charges by the sum of fixed charges and preference stock dividends. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Preference stock dividends consist of pre-tax earnings that are required to pay dividends on outstanding preference securities.

USE OF PROCEEDS

We will add the net cash proceeds from the sale by us of any securities to our general funds and they will be available for general corporate purposes, including the repayment of existing indebtedness. In addition, we intend to cancel or retire any indebtedness or other outstanding liabilities of GM that we acquire in exchange for the sale of any securities.

OVERVIEW OF OUR CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 2,106,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	2,000,000,000 shares of $1 2/3 par value common stock.

As of December 31, 2003:

•

561,997,725 shares of $1 2/3 par value common stock were outstanding (and an additional 146,741,400 shares were reserved for possible issuance upon conversion of our outstanding convertible debt securities); and

•	No shares of preferred stock or preference stock were outstanding.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to our Certificate of Incorporation.    Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors.    Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum.

Special Meetings of Stockholders.    Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business.    If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not later than the fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF $1 2/3 PAR VALUE COMMON STOCK

Our only class of common stock is our $1 2/3 par value common stock.

In addition to the following description of our $1 2/3 par value common stock, please refer to our Certificate of Incorporation which sets forth in full detail the terms of our $1 2/3 par value common stock. Our Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. For information regarding how you can obtain a copy of our Certificate of Incorporation, see “Where You Can Find More Information.”

There are no redemption or sinking fund provisions applicable to our $1 2/3 par value common stock. All outstanding shares of $1 2/3 par value common stock are fully paid and non-assessable, and any shares of $1 2/3 par value common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Dividends

The DGCL and our Certificate of Incorporation do not require our board of directors to declare dividends on our $1 2/3 par value common stock. The declaration of any dividend on our $1 2/3 par value common stock is a matter to be acted upon by our board of directors in its sole discretion. Our board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on our $1 2/3 par value common stock and to increase or decrease the dividends paid on our $1 2/3 par value common stock. Our board of directors may reconsider such matters on the basis of, among other things, our consolidated financial position, which includes liquidity and other factors.

Both the DGCL and our Certificate of Incorporation restrict the power of our board of directors to declare and pay dividends on our $1 2/3 par value common stock. The amounts which may be declared and paid by our board of directors as dividends on our $1 2/3 par value common stock are subject to the amount legally available for the payment of dividends by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or the extent of our net profits for the then current and/or the preceding fiscal year. In addition, dividends on our $1 2/3 par value common stock are subject to any preferential rights on any outstanding series of preferred stock or preference stock created by our board of directors in accordance with our Certificate of Incorporation. Further if dividends have been declared but not paid on any outstanding shares of our preferred stock, our Certificate of Incorporation provides that dividends may not be paid on or set apart for the $1 2/3 par value common stock until all declared but unpaid dividends on any outstanding shares of our preferred stock have been paid. Also, our Certificate of Incorporation provides that dividends may not be declared on our $1 2/3 par value common stock until a sum sufficient for the payment of the next ensuing quarterly dividend of any preferred stock outstanding has been set aside from the surplus or net profits.

Any dividends declared or paid on our $1 2/3 par value common stock from time to time will reduce the amount available for future payments of dividends. The amount available for dividends on each class will also depend upon any adjustments to our capital or surplus due to repurchases or issuances of shares of our $1 2/3 par value common stock. In addition, the DGCL permits our board of directors to adjust for any reason it deems appropriate the amounts of capital and surplus within certain parameters and therefore the amount available for dividends.

Voting Rights

Our Certificate of Incorporation entitles holders of $1 2/3 par value common stock to one vote per share on all matters submitted to our stockholders for a vote.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, our Certificate of Incorporation provides that, after the holders of any outstanding shares of our preferred stock and preference stock receive their full preferential amounts, holders of $1 2/3 par value common stock will receive the assets remaining for distribution to our stockholders-ratably on a per share basis.

Stock Exchange Listing

Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the ticker symbol “GM.”

Transfer Agent and Registrar

The transfer agent and registrar for our $1 2/3 par value common stock is EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021.

Direct Registration System

Our $1 2/3 par value common stock is registered in book-entry form through the direct registration system. Under this system, unless a $1 2/3 par value common stockholder requests a physical stock certificate, ownership of our $1 2/3 par value common stock is reflected in account statements periodically distributed to $1 2/3 par value common stockholders by EquiServe, our transfer agent, who holds the book-entry shares on behalf of our $1 2/3 par value common stockholders. However, any $1 2/3 par value common stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting our transfer agent.

DESCRIPTION OF PREFERRED STOCK

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•

whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable.

Dividends

Holders of preferred stock would be entitled to receive quarterly cumulative dividends when and as declared by the board of directors at the rates fixed for the respective series in the resolution or certificate of designation for the respective series. In addition, if any preferred stock were issued, it would rank senior to our preference stock and our $1 2/3 par value common stock with respect to the payment of dividends.

Voting

If any shares of our preferred stock were issued, holders of such shares would not be entitled to vote except that they would vote upon the question of disposing of our assets as an entirety and except as otherwise required by the DGCL.

Liquidation

Any shares of preferred stock that are issued will have priority over the preference stock and our $1 2/3 par value common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF PREFERENCE STOCK

This prospectus describes certain general terms and provisions of our preference stock. When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preference stock. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series up to the maximum number of shares of preference stock authorized, with the terms of each series fixed by our board in the resolutions providing for the issuance of such series.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preference stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•

whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preference stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preference stock offered will be fully paid and non-assessable.

Dividends

If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our $1 2/3 par value common stock with respect to the payment of dividends.

Liquidation

If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our $1 2/3 par value common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preference stock will be described in the prospectus supplement.

Miscellaneous

Our board of directors has the authority to create and issue a series of preference stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preference stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control in us without any further stockholder action.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt. We will issue debt securities that will be senior debt under the senior debt indenture dated December 7, 1995 between us and Citibank, N.A., as senior debt trustee, as supplemented. We will issue debt securities that will be subordinated debt under the subordinated debt indenture dated as of December 20, 2001 between us and Citibank, N.A, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the “trustee” and collectively as the “trustees.” When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summaries are not complete and are subject to the terms of the senior debt indenture and the subordinated debt indenture, respectively, which are incorporated herein by reference. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination and covenants. See “—Subordinated Debt” and “—Certain Covenants.”

Neither indenture limits the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.

Terms of a Particular Offering

The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•

whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the date after which or other circumstances in which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms, including any additional events of default or covenants.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustees, which at the date hereof is 111 Wall Street, New York, New York 10005, Attention: Citibank Agency & Trust, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, our election to exercise such an option will constitute an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Senior Debt

We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

Subordinated Debt

We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, us for borrowed money or leased property in capitalized lease or sale and leaseback transactions, or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 13.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6 of the subordinated debt indenture; this declaration must not have been rescinded and annulled as provided in the subordinated debt indenture; or

•	any different or additional events described in a prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Certain Covenants

Definitions Applicable to Covenants Under Our Senior Debt Indenture.    The following definitions shall be applicable to the senior debt covenants specified below:

(i) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by our chairman, president or any vice chairman, any vice president, our treasurer or any assistant treasurer), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(ii) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(iii) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or which is principally engaged in financing our operations outside the continental United States of America.

(iv) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(v) “Principal Domestic Manufacturing Property” means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

(vi) “Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries, or by us and one or more Subsidiaries.

Limitation on Liens.    For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders equity of us and our consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to our stockholders.

The above restrictions shall not apply to Debt secured by:

(i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(ii) Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

(iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Manufacturing Subsidiary;

(v) Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

The subordinated debt indenture does not include any limitation on our ability to incur these types of liens.

Limitation on Sales and Lease-Backs.    For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

(i) we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

(ii) we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

The subordinated debt indenture does not include any limitations on sales and lease-backs.

Defeasance

If the terms of a particular series of debt securities so provide, we may, at our option, (a) discharge our indebtedness and our obligations under the applicable indenture with respect to such series or (b) not comply with certain covenants contained in the applicable indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding debt securities of such series. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Consolidation, Merger or Sale of Assets

The indentures provide that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the debt securities. In either case, the indentures provide that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the indentures provide that in the case of any such merger or consolidation, either we or the successor corporation may continue to issue securities under the indentures.

Modification of the Indenture

The indentures contain provisions permitting us and the applicable trustee to modify or amend such indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under either such indenture which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each debt security so affected, no such modification shall:

•

change the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, if any, or interest, on any debt securities payable in any currency other than so provided in such debt securities; or

•

in the case of debt securities that are convertible, change in any manner adverse to the holders, the amounts payable upon the redemption of the debt securities, the date, if any, on which the holders have the right to require us to repurchase the debt securities, or the transactions or events upon which the holders have the right to require us to repurchase the debt securities or the amounts payable upon the repurchase, or the circumstances under which the holders have the right to convert the debt securities or the amounts receivable upon conversion thereof (but excluding any adjustment to the conversion rate); or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification.

The indentures contain provisions permitting us and the applicable trustee to enter into indentures supplemental to the indenture, without the consent of the holders of the debt securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to us, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to our covenants such further covenants, restrictions, conditions or provisions as our Board of Directors and the trustee shall consider to be for the protection of the holders of securities of any or all series, or the coupons appertaining to such securities;

•

to permit or facilitate the issuance of securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form and to permit or facilitate the issuance of uncertificated securities of any series;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of any series of securities or any coupons appertaining to such securities;

•	to evidence and provide for the acceptance and appointment by a successor trustee;

•	to establish the form or terms of securities of any series as permitted by the indenture; and

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to change or eliminate any provision of the indenture, provided that any such change or elimination (i) shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any security outstanding.

Events of Default

An event of default with respect to any series of debt securities issued subject to the indentures is defined in the indentures as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 90 days after notice in performance of any other covenant

•	in the indentures; or

•	certain events of bankruptcy, insolvency or reorganization.

If the terms of any series of subordinated debt provide for additional events of default, they will be described in a prospectus supplement.

No event of default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an event of default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an event of default as set out in the fourth item listed above shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the applicable indenture, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any event of default with respect to a particular series of debt securities may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied. For such purposes, if the principal of all series shall have been declared to be payable, all series shall be treated as a single class. We are required to file with each trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the applicable indenture. The indentures provide that the trustees may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default shall occur and be continuing, the trustees shall be under no obligation to exercise any of their respective rights or powers under the indentures at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the trustees reasonable indemnity or security.

Subject to such provisions for the indemnification of the trustees and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees.

Further Issues

GM may from time to time, without notice to or the consent of the registered holders of any series of debt securities, create and issue further debt securities ranking pari passu with such debt securities in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities. Such further debt securities may be consolidated and form a single series with the debt securities and have the same terms as to status, redemption or otherwise as the debt securities.

Concerning our Relationships with the Trustees

Citibank, N.A. is the trustee under both the senior debt indenture and the subordinated debt indenture. It is also the trustee under an indenture for General Motors Nova Scotia Finance Company, for which we are the guarantor, as well as under various other indentures covering our outstanding notes and debentures. Citibank, N.A. and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt securities or equity securities issued by us or securities of third parties (including any of our affiliates), a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in a prospectus supplement) of a share of a particular series of preferred stock or preference stock.

The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts, forms of which have been filed as exhibits to the registration statement.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock or Preference Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

Conversion of Preferred Stock or Preference Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock or preference stock is convertible into or exchangeable for our $1 2/3 par value common stock or shares of another series of our preferred stock or preference stock or the securities of any third party, including any of our affiliates, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions directing the conversion or exchange of the preferred stock or preference stock represented by the depositary shares into or for whole shares of the applicable securities. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred stock or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, equity securities or securities of third parties (including any of our affiliates) or other rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities. We may offer warrants separately or together with any other securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in a prospectus supplement.

Warrants

The prospectus supplement will describe the terms of any warrants being offered, including:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities purchasable upon exercise of the warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the periods during which, and places at which, the warrants are exercisable;

•	the date or dates on which the warrants shall commence and the date or dates on which the warrants will expire;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	whether the warrants will be sold separately or with other securities as part of a unit;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	any provisions for the adjustment of the number or amount of securities receivable upon exercise of warrants;

•	the identity of the warrant agent;

•	the exchanges, if any, on which the warrants may be listed;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	if applicable, a discussion of any material United States Federal income tax considerations;

•	whether the warrants shall be issued in book-entry form; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We will issue warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements are not intended to be comprehensive and you should review the detailed provisions of the relevant warrant agreement to be filed with the SEC in connection with the offering of specific warrants for a full description and for other information regarding the warrants.

Significant Provisions of the Warrant Agreements

The following terms and conditions of the warrant agreement will apply to each warrant, unless otherwise specified in the applicable prospectus supplement:

Modifications without Consent of Warrant Holders.    We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

•	cure any ambiguity;

•	cure, correct or supplement any defective or inconsistent provision;

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect; or

•	reduce the exercise price of the warrants.

Modifications with Consent of Warrant Holders.    We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreements. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected warrant holder:

•	change the exercise price of the warrants;

•

reduce the amount or number receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

•	shorten the period of time during which the warrants may be exercised;

•	materially and adversely affect the rights of the owners of the warrants; or

•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

Consolidation, Merger or Sale of Assets.    If at any time we merge or consolidate or transfer substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under the warrant agreements and the warrants issued thereunder. See “Description of Debt Securities—Certain Covenants” and “Description of Debt Securities—Consolidation, Merger or Sale of Assets.”

Enforceability of Rights of Warrant Holders.    The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other securities, including $1 2/3 par value common stock, preference stock or preferred stock, or any other warrant property purchasable upon exercise of the warrants, including, without limitation, the right to receive dividends, if any, or interest on any securities, the right to receive payments on debt securities or any other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

Registration and Transfer of Warrants.    Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

New York Law to Govern.    The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of one or more debt securities or other securities, including $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or any combination thereof, as described in a prospectus supplement.

The applicable prospectus supplement will describe:

•

the designation and the terms of the units and of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, purchase contracts, depositary shares and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	any additional terms of the governing unit agreement;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, purchase contracts, depositary shares or warrants constituting the units; and

•	any applicable United States federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Preference Stock,” “Description of $1 2/3 Par Value Common Stock,” “Description of Purchase Contracts,” “Description of Depositary Shares,” “Description of Warrants” and those described below under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete, and you should review the detailed provisions of the unit agreement to be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

The following terms and conditions of the unit agreement will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

Obligations of Unit Holder.    Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

Assumption of Obligations by Transferee.    Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Remedies.    Upon the acceleration of the debt securities constituting any units, our obligations may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

Limitation on Actions by You as an Individual Holder.    No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the applicable indenture have been complied with.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

Absence of Protections against All Potential Actions.    There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

Modification without Consent of Holders.    We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.    We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”); or

•

reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”).

Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities—Modification of the Indenture.”

Consolidation, Merger or Sale of Assets.    The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•

the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agents and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the unit agents an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise our rights and powers under the indentures with the same effect as if such successor corporation had been named as us.

Unit Agreement Not Qualified Under Trust Indenture Act.    The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

Title.    We, the unit agent, the trustees, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.    The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SECURITIES

Unless otherwise indicated in a prospectus supplement, the debt securities, purchase contracts, warrants and units will be issued in the form of one or more fully registered global securities (a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository” or “DTC”) and registered in the name of the Depository’s nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in the Global Securities through DTC. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

The Depository advises that pursuant to procedures established by it:

•

upon issuance of a Global Security, the Depository will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

•

ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

As long as the Depository’s nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

•	be entitled to have any of the securities registered in your name;

•	receive or be entitled to receive physical delivery of the securities in definitive form; or

•	be considered the owners or holders of the securities under the applicable indenture, purchase contract agreement, warrant agreement or unit agreement.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to purchase contracts, warrants or units, represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, any unit agent, purchase contract agent, warrant agent, paying agent or any other agent for payment on or registration of transfer or exchange of any Global Security nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the Depository is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PLAN OF DISTRIBUTION

We may offer from time to time debt securities, $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants and units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. Some of these securities may, pursuant to their terms, be mandatorily convertible into or mandatorily exchangeable for securities issued or to be issued by us or any third party, including any of our affiliates.

A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities for cash, or in exchange for satisfaction of our outstanding liabilities to certain of our creditors, in any of the following ways (or in any combination thereof):

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through remarketing firms; and

•	through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

If an underwriter or underwriters are utilized in the sale of securities, we will enter into an underwriting agreement or exchange agreement, as applicable, with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing Firms

We may use a remarketing firm to offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will also describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Delayed Delivery Contracts

If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions.

All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Derivatives and Hedging Transactions

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of $1 2/3 par value common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of $1 2/3 par value common stock short using this prospectus and deliver $1 2/3 par value common stock covered by this prospectus to close out such short positions, or loan or pledge $1 2/3 par value common stock to financial institutions that in turn may sell the shares of $1 2/3 par value common stock using this prospectus. We may pledge or grant a security interest in some or all of the $1 2/3 par value common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the $1 2/3 par value common stock from time to time pursuant to this prospectus.

Through the Internet or Bidding or Ordering System

We may also offer securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Martin I. Darvick, Esq., an attorney on our legal staff, and for the agents by Davis Polk & Wardwell. Mr. Darvick owns shares and holds options to purchase shares of our $1 2/3 par value common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements and related financial statement schedules of General Motors Corporation incorporated into this document by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The report of Deloitte & Touche LLP expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for the adoption of: 1) FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” 2) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” relating to the expensing of the fair market value of newly granted stock options and other stock-based compensation awards issued to employees and 3) SFAS No. 142, “Goodwill and Other Intangible Assets” relating to the change in the method of accounting for goodwill and other intangible assets.